EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 21, 2016, relating to the financial statements and financial highlights which appear in the August 31, 2016 Annual Reports to Shareholders of the Goldman Sachs ActiveBeta® Emerging Markets Equity ETF, the Goldman Sachs ActiveBeta® Europe Equity ETF, the Goldman Sachs ActiveBeta® International Equity ETF, the Goldman Sachs ActiveBeta® Japan Equity ETF, and the Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 22, 2016